UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016

VISA INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 432-3200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 20, 2016, Visa Inc. (the “Company”) appointed James H. Hoffmeister, Senior Vice President, Global Corporate Controller and Chief Accounting Officer, as principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission. Mr. Hoffmeister, age 43, will oversee the Company’s accounting matters. Vasant M. Prabhu will continue in his role as Executive Vice President, Chief Financial Officer of the Company, but will no longer serve as the Company’s principal accounting officer as of the date of Mr. Hoffmeister’s appointment.
Since February 2008, Mr. Hoffmeister has served as the Company’s Senior Vice President, Global Corporate Controller responsible for the accuracy and integrity of Visa’s financial accounting and reporting globally as well as oversight of Visa’s financial control environment. He is also responsible for the Company’s Global Tax function. Prior to joining the Company, Mr. Hoffmeister served at PricewaterhouseCoopers, L.L.P. (PwC), from September 1994 to June 2003 and again from June 2005 to February 2008, most recently as a Director within the Capital Markets, Valuation and Accounting Advisory practice based in San Francisco. From June 2003 to June 2005, he served as a Professional Accounting Fellow with the U.S. Securities and Exchange Commission. From March 2000 to June 2003, he served as a Director within PwC’s Capital Markets and Accounting Advisory practice based in Tokyo, Japan and Sydney, Australia, serving clients throughout the Asia Pacific region. Mr. Hoffmeister received a B.S. in Accounting from The Pennsylvania State University and is a Certified Public Accountant (Inactive)in California.
Mr. Hoffmeister is not a party to any arrangement or understanding regarding his selection as an officer. Mr. Hoffmeister has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Hoffmeister is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Hoffmeister has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: April 25, 2016
	By:	/s/ Vasant M. Prabhu
Vasant M. Prabhu Chief Financial Officer